Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-         ) on Form S-3 and related Prospectus of Presidio Property Trust, Inc. of our report dated April 15, 2024, relating to the consolidated financial statements and the financial statement schedule of Presidio Property Trust, Inc., appearing in the Annual Report on Form 10-K/A of Presidio Property Trust, Inc. for the year ended December 31, 2023, filed with the Securities and Exchange Commission on April 17, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Baker Tilly US, LLP

New York, New York

April 25, 2024